Exhibit 4.2

AMENDMENT TO RIGHTS AGREEMENT

This Amendment to Rights Agreement dated as of November 11, 2009 (this “Amendment”), is between Youbet.com, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company LLC, a New York limited liability trust company (the “Rights Agent”).

WITNESSETH:

WHEREAS, the Company and the Rights Agent constitute all of the parties to that certain Rights Agreement, dated as of March 31, 2009 (the “Rights Agreement”), and desire to amend the Rights Agreement as set forth herein; and

WHEREAS, on November 11, 2009, the Company entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) with Churchill Downs Incorporated, a Kentucky corporation, Tomahawk Merger Corp., a Delaware corporation and Tomahawk Merger LLC, a Delaware limited liability company.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, and pursuant to the Rights Agreement and in accordance with Section 26 thereof, the parties hereto do hereby agree as follows (capitalized terms used but not defined herein have the meanings ascribed to such terms in the Rights Agreement):

1.           Amendments to the Rights Agreement.  The Rights Agreement shall be amended as follows:

(a)           Section 1 of the Rights Agreement is hereby amended to replace the definition of “Exempt Person” with the following:

“(t) “Exempt Person” shall mean (i) a Person whose Beneficial Ownership (together with all Affiliates and Associates of such Person) of 4.9% or more of the then-outstanding Common Stock would not, as determined by the Board in its sole discretion, jeopardize or endanger the availability to the Company of its NOLs, (ii) any Person that beneficially owns, as of the Rights Dividend Declaration Date, 4.9% or more of the outstanding shares of Common Stock and (iii) Churchill and its Affiliates and Associates; provided, however, that, with respect to clause (iii) of this paragraph, any such Person shall only be deemed to be an Exempt Person in connection with the Merger, the announcement of entry into the Merger Agreement and the other transactions contemplated by the Merger Agreement, and shall cease to be an Exempt Person upon the termination of the Merger Agreement for any reason; provided, further, that, with respect to clause (ii) of this paragraph, any such Person shall only be deemed to be an Exempt Person for so long as it beneficially owns no more than the amount of Common Stock it owned on the Rights Dividend Declaration Date; and provided, further, that, with respect to clauses (i) and (ii) of this paragraph, any Person shall cease to be an Exempt Person as of the date that such Person ceases to beneficially own 4.9% or more of the shares of the then outstanding Common Stock. Additionally, a Person shall cease to be an Exempt Person if the Board, in its sole discretion, makes a contrary determination with respect to the effect of such Person’s Beneficial Ownership (together with all Affiliates and Associates of such Person) with respect to the availability to the Company of its NOLs.”

(b)           Section 1 of the Rights Agreement is hereby amended to replace the definition of “Exempt Transaction” with the following:

“(u) “Exempt Transaction” shall mean (i) the announcement, commencement or consummation of the Merger and the other transactions contemplated by the Merger Agreement or (ii) any transaction that the Board determines, in its sole discretion, is exempt, which determination shall be irrevocable.”

(c)           The following definitions shall be added to Section 1 of the Rights Agreement in the appropriate locations and the remaining sections shall be renumbered accordingly:

““Churchill” shall mean Churchill Downs Incorporated, a Kentucky corporation, or any of its Subsidiaries, including Tomahawk Merger Corp., a Delaware corporation, and Tomahawk Merger LLC, a Delaware limited liability company.

“Merger” shall have the meaning assigned to such term in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of November 11, 2009, among the Company, Churchill Downs Incorporated, Tomahawk Merger Corp. and Tomahawk Merger LLC.””

2.           Termination of Rights Agreement. Effective as of the Effective Time (as defined in the Merger Agreement), the Rights Agreement shall be terminated and be of no further force and effect.

3.           Miscellaneous.

(a)           The laws of the State of Delaware shall govern the validity, interpretation, construction, performance, and enforcement of this Amendment, excluding the choice of laws provisions of the State of Delaware.

(b)           Except as modified herein, all other terms and provisions of the Rights Agreement (including the Exhibits thereto) are unchanged and remain in full force and effect.

(c)           This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  This Amendment shall become effective when each party to this Amendment shall have received a counterpart hereof signed by the other party to this Amendment.

(d)           This Amendment shall be deemed effective (retroactive to the occurrence of any Exempt Transaction) as of, and immediately prior to, the execution and delivery of the Merger Agreement.

(e)           This Amendment shall be binding upon any permitted assignee, transferee, successor or assign to any of the parties hereto.

(f)           If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(g)           The officer of the Company executing this Amendment on behalf of the Company hereby certifies on behalf of the Company that this Amendment complies with Section 26 of the Rights Agreement.

(h)           In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed.  In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their duly authorized representatives as of the date first written above.

YOUBET.COM, INC.

By:	/s/ David Goldberg
	Name:	David Goldberg
	Title:	President & Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY LLC

By:	/s/ Herbert J. Lemmer
	Name:	/s/ Herbert J. Lemmer
	Title:	Vice President